Exhibit 99.1

G&W ANNOUNCES RETIREMENT OF CHAIRMAN MORTIMER B. FULLER IN MAY 2017; BOARD TO APPOINT JACK HELLMANN AS CHAIRMAN

DARIEN, Conn.—(BUSINESS WIRE)— Genesee & Wyoming Inc. (NYSE: GWR) (G&W) today announced that Chairman of the Board of Directors Mortimer B. Fuller III has decided to retire following the Company’s annual stockholders’ meeting in May 2017. Mr. Fuller’s retirement will serve as the culmination of a remarkable 40 years of distinguished service to the Company, its stockholders and the short line railroad industry.

Mr. Fuller became Chief Executive Officer, President and Chairman in 1977, when he purchased a controlling interest in the Company’s corporate predecessor, the original Genesee and Wyoming Railroad, which his great grandfather founded in 1899. He has since served as Chief Executive Officer for 30 years and Chairman for 40 years. Throughout his tenure, he demonstrated an unwavering focus on growth and laid the foundation for the Company’s Core Purpose – to be the safest and most respected rail service provider in the world.

“I am proud of all that the G&W team has accomplished over the years,” Fuller said. “The commitment of our remarkable employees, exceptional, industry-leading safety performance and the strength and depth of the organization today is more than I ever imagined in 1977. The transition to a new generation of leadership has been a seamless process, and I’m confident G&W will continue to create value for all stockholders in the years to come,” said Mr. Fuller.

Following the Staggers Act deregulation of the U.S. rail industry in 1980, Mr. Fuller led growth by acquisition, through an initial public offering in 1996 and expansion into the Australian and Canadian rail markets in 1997. The Company’s disciplined acquisitions continued in those three markets and recently expanded to the UK/Europe. Many of G&W’s executive leadership joined on Mr. Fuller’s watch. Turning 75 in mid-May, Mr. Fuller’s retirement is consistent with the Company and Governance Committee guidelines established by the Board of Directors.

“Through the execution of Mort’s extraordinary vision for his family business, G&W has grown from a 14-mile short line railroad in upstate New York with 1977 revenues of $4.4 million to a portfolio of 122 freight railroads worldwide with 2015 revenues of $2 billion,” said Jack Hellmann, G&W’s Chief Executive Officer and Director. “On behalf of our railroads, employees around the world and our Board of Directors, I would like to express sincere gratitude for Mort’s lifelong commitment to the organization and its people. It is an honor to carry on the core values, entrepreneurial spirit and ethical business practices that were instilled by Mort and have distinguished G&W for the past four decades.”

G&W’s CEO and Board Member, Jack Hellmann, will be appointed Chairman of the Board following Mr. Fuller’s retirement in May 2017. Upon Mr. Hellmann’s appointment, Oivind Lorentzen will be appointed as G&W’s Lead Independent Director.

About G&W

Genesee & Wyoming owns or leases 122 freight railroads worldwide that are organized in 10 operating regions with approximately 7,300 employees and 3,000 customers.

G&W’s eight North American regions serve 41 U.S. states and four Canadian provinces and include 115 short line and regional freight railroads with more than 13,000 track-miles.

G&W’s Australia Region provides rail freight services in New South Wales, including in the Hunter Valley coal supply chain, the Northern Territory and South Australia, including operating the 1,400-mile Tarcoola-to-Darwin rail line. The Australia Region is 51.1% owned by G&W.

G&W’s U.K./Europe Region is led by Freightliner, the U.K.’s largest rail maritime intermodal operator and second-largest rail freight company. Operations also include heavy-haul freight operations in Poland and Germany and cross-border intermodal services connecting Northern European seaports with key industrial regions throughout the continent.

G&W subsidiaries provide rail service at more than 40 major ports in North America, Australia and Europe and perform contract coal loading and railcar switching for industrial customers.

For more information, visit gwrr.com.

This press release contains “forward-looking statements” relating to the proposed changes to the Board of Directors of G&W. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could change or delay any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. G&W does not undertake, and expressly disclaims, any duty to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

SOURCE Genesee & Wyoming Inc.

CONTACT: Michael Williams, G&W Corporate Communications
1-203-202-8900
Web site: http://www.gwrr.com